As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

_________________

VERMILLION, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0595156 (I.R.S. Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100 Austin, TX (Address of Principal Executive Offices)	78738 (Zip Code)

Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan

(Full Title of the Plan)

Eric J. Schoen

Vice President, Finance and Chief Accounting Officer

12117 Bee Caves Road Building Three, Suite 100

Austin, Texas 78738

(Name and address of agent for service)

(512) 519-0400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ¨	Accelerated filer ¨	Non-accelerated filer ¨	Smaller reporting company ☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,500,000 shares (1)	$2.03 (2)	$9,135,000.00 (2)	$1,061.49 (2)

(1)Reflects shares of common stock, par value $0.001 per share (the “Common Stock”), of Vermillion, Inc., a  Delaware corporation (the “Registrant”), being registered hereunder that may be issued pursuant to the Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan (the “Plan”).  Pursuant to Rule 416 of the Securities

Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the Plan, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee.  The assumed price of $2.03 per share represents the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on July 16, 2015.

EXPLANATORY NOTE

A Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2010 (File No. 333-167204) covering the registration of 1,322,983 shares of Common Stock under the Plan. In addition, on January 10, 2014, a Registration Statement on Form S-8 was filed with the Commission (File No. 333-193312) covering the registration of an additional 2,300,000 shares of Common Stock under the Plan.  Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 4,500,000 shares of Common Stock under the Plan and hereby incorporates by reference the contents of the prior Registration Statements except for Items 3, 6 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)the Registrant’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 31, 2015;

(2)the Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 12, 2015;

(3)the Registrant’s current reports on Form 8-K, filed with the Commission on each of January 13, 2015 (Item 5.02 only), March 17, 2015, March 20, 2015, April 6, 2015 (Item 5.02 only), May 14, 2015, June 18, 2015, June 22, 2015 and July 17, 2015; and

(4)  the description of the Common Stock that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 6, 2010 (Registration No. 001-34810), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporate Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense which the Court of Chancery or other such court deems proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above in any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL are not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Article VII of the Registrant’s Fourth Amended and Restated Certificate of Incorporation, as amended (the Registrant’s “Certificate of Incorporation”), provides for such limitation of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Certificate of Incorporation and Bylaws. Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Fifth Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant, a predecessor of the Registrant, or serves or served as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the Registrant. The indemnification provided by the Registrant’s

Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

 D&O Insurance. The Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 8.  EXHIBITS

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Austin, State of Texas, on July 24, 2015.

VERMILLION, INC.

By:  /s/ Valerie B. Palmieri

Valerie B. Palmieri

President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Valerie B. Palmieri and Eric J. Schoen, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Valerie B. Palmieri Valerie B. Palmieri	President, Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2015

/s/ Eric J. Schoen Eric J. Schoen	Vice President, Finance and Chief Accounting Officer (Principal Financial and Accounting Officer)	July 24, 2015

/s/ James T. LaFrance James T. LaFrance	Director and Chairman of the Board	July 24, 2015

/s/ James S. Burns James S. Burns	Director	July 24, 2015

/s/ Veronica G. H. Jordan Veronica G. H. Jordan	Director	July 24, 2015

/s/ Peter S. Roddy Peter S. Roddy	Director	July 24, 2015

/s/ David R. Schreiber David R. Schreiber	Director	July 24, 2015

/s/ Carl Severinghaus Carl Severinghaus	Director	July 24, 2015

/s/ Eric Varma, M.D. Eric Varma, M.D.	Director	July 24, 2015

EXHIBIT INDEX

Exhibit No.Description

*5.1	Opinion of Sidley Austin LLP.

10.1

Vermillion, Inc. Second Amended and Restated 2010 Stock Incentive Plan (filed as Annex A to the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2015 and incorporated herein by reference thereto).

*23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this Registration Statement).

*24.1	Power of Attorney (included on the signature page of the Registration Statement).

_______________________

*	Each document marked with an asterisk is filed herewith.